Filed Pursuant to Rule 424(b)(3)
Registration No. 333-239610

Prospectus Addendum to the Prospectus dated July 1, 2020.

The Goldman Sachs Group, Inc. Guarantee of Notes and Deposit Notes of Goldman Sachs Bank USA

You should read the accompanying offering circular and offering circular supplement, which gives the specific terms of the offered deposit notes issued by Goldman Sachs Bank USA, our banking subsidiary, together with the accompanying prospectus dated July 1, 2020 of The Goldman Sachs Group, Inc. which gives the specific terms of the guarantee by The Goldman Sachs Group, Inc. (“our guarantee”) of the offered deposit notes. When you read the offering circular and offering circular supplement with the specific terms of the deposit notes covered by our guarantee, please note that all references in the offering circular and offering circular supplement to the prospectus dated March 19, 2009, the prospectus dated September 19, 2011, the prospectus dated November 21, 2011, the prospectus dated September 15, 2014, the prospectus dated July 7, 2017 or the prospectus dated September 28, 2018 or to any sections of that document, should refer instead to the accompanying prospectus dated July 1, 2020, or to the corresponding section of that accompanying prospectus.

The accompanying prospectus dated July 1, 2020 supersedes the prospectuses dated March 19, 2009, September 19, 2011, November 21, 2011, September 15, 2014, July 7, 2017 and September 28, 2018.

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs Bank USA may, use this prospectus addendum in connection with offers and sales of the deposit notes covered by our guarantee in market-making transactions.

The guarantee is not a bank deposit and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor is it an obligation of, or guaranteed by, a bank.

This prospectus addendum relates solely to our guarantee of the notes and deposit notes. Neither this prospectus addendum, the accompanying prospectus dated July 1, 2020 nor the registration statement of which it forms a part covers the notes and deposit notes.

Goldman Sachs & Co. LLC

Prospectus Addendum dated July 1, 2020.